Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-205568 and No. 333-219275 on Form S-8 and No. 333-213894 and No. 333-221784 on Form S-3) of Teladoc, Inc. of our report dated July 23, 2018, with respect to the consolidated balance sheets of Advance Medical-HealthCare Management Services, S.A. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the Current Report on Form 8-K/A of Teladoc, Inc. dated July 23, 2018.

/s/ KPMG Auditores, S.L.

Barcelona, Spain
July 23, 2018